Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 20, 2006, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Excel Technology, Inc. (“Excel”). Under the terms and conditions set forth in the Merger Agreement, Excel will become our wholly-owned subsidiary and each outstanding share of Excel common stock will be converted into the right to receive $30 per share in cash, without interest. The estimated cash deliverable to Excel stockholders resulting from the merger is approximately $362 million and we intend to finance the all-cash purchase price through the issuance of convertible subordinated notes (the “notes”) as well as with cash on-hand. Excel stock options with an exercise price per share of $30 or less will be purchased for cash by Excel prior to the merger. Other unvested Excel stock options with an exercise price per share of $30 or more will be accelerated prior to the merger and to the extent unexercised, will be terminated immediately prior to the merger. The issuance of the notes is not contingent upon the completion of the acquisition of Excel. The unaudited pro forma condensed combined financial data has been derived by applying pro forma adjustments reflecting the estimated net proceeds from the issuance of the notes to our historical audited and unaudited consolidated financial statements and the estimated effects of the pending acquisition of Excel, including the use of the proceeds from the issuance of the notes.

The unaudited pro forma condensed combined statements of income give effect to the issuance of the notes and the pending acquisition of Excel as if they had occurred on October 1, 2004. The unaudited pro forma condensed combined balance sheet gives effect to the issuance of the notes and the pending acquisition of Excel as if they had occurred on December 31, 2005. The pro forma adjustments and their underlying assumptions are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial data is based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been reported had the issuance of the notes and the acquisition occurred on October 1, 2004 for statements of income purposes and as of December 31, 2005 for balance sheet purposes, nor are they necessarily indicative of the future financial position or results of operations for any future periods. These statements do not reflect any additional costs or anticipated cost savings resulting from the acquisition.

These unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements filed on Form 10-K/A for the year ended October 1, 2005 and our quarterly report on Form 10-Q for the quarter ended December 31, 2005, the financial statements and notes thereto of Excel included in its annual report on Form 10-K for the year ended December 31, 2005 and the notes to the unaudited pro forma condensed combined financial statements. The pro forma condensed combined financial statements filed with the Securities and Exchange Commission following the consummation of the merger may be substantially different than the following pro forma condensed combined financial statements.

The acquisition of Excel will be accounted for under the purchase method of accounting. As such, the cost to acquire Excel will be allocated to the respective assets acquired and liabilities assumed based on their estimated fair values at the closing of the merger. The pro forma adjustments and assumptions are based on preliminary estimates, evaluations and other data currently available and will be revised as additional information becomes available. In particular, such adjustments include information based upon our preliminary allocation of the purchase price for the acquisition of Excel, which is subject to adjustment based upon our further analysis and events that take place prior to the consummation of the merger and completion of the appraisal of Excel’s net assets on the closing date. We have not completed the valuation studies necessary to determine the fair values of the assets we expect to acquire and liabilities we expect to assume and the related allocations of purchase price. We have allocated the total estimated purchase price calculated as described in Note 3 under “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” to the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by independent appraisers. We have engaged these independent appraisers to assist in determining the fair values of tangible and intangible assets acquired, including inventories, property, equipment, purchased in-process research and development, or IPR&D, developed and core technology, customer relationships and backlog. We will immediately expense any amounts related to IPR&D. The final valuation will be based on the actual net tangible and intangible assets that exist as of the closing date of the acquisition of Excel. Accordingly, the allocation of purchase price set forth in the unaudited pro forma condensed combined financial statements will change as a result of the final purchase price allocation and the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF COHERENT AND EXCEL

As of December 31, 2005

(In thousands)

	Historical		Pro Forma
	Coherent	Excel	Adjustments		Combined
			(Note 4)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$240,300	$50,303	$175,000	a	$78,455
			(4,375	)b
			(361,750	)c
			(6,600	)d
			(14,423	)e
Restricted cash and cash equivalents	15,463	—	—		15,463
Accounts receivable, net	84,332	22,879	—		107,211
Inventories	98,495	30,269	—		128,764
Prepaid expenses and other assets	13,483	1,353	999	b	15,835
Deferred tax assets	35,934	1,660	—		37,594
Total current assets	488,007	106,464	(211,149)		383,322
Property and equipment, net	153,095	25,983	—		179,078
Restricted cash and cash equivalents	1,199	—	—		1,199
Goodwill	68,211	31,433	205,310	f	273,521
			(31,433	)g
Intangible assets, net	41,287	—	96,000	i	137,287
Other assets	48,690	158	3,997	b	52,763
			(82	)k
	$800,489	$164,038	$62,643		$1,027,170
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term obligations	$12,735	$—	$—		$12,735
Accounts payable	21,310	4,829	—		26,139
Other current liabilities	65,965	6,979	621	b	81,671
			(5,769)	e
			5,568	k
			3,800	m
			4,507	l
Total current liabilities	100,010	11,808	8,727		120,545
Other long-term liabilities	58,680	3,492	(2,794	)g	97,778
			38,400	h
Convertible subordinated notes			175,000	a	175,000
Minority interest	—	48	—		48
Stockholders’ equity:
Common stock	308	12	(12	)g	308
Additional paid-in-capital	324,214	49,621	(49,621	)g	324,214
Notes receivable from stock sales	(324)	—	—		(324)
Accumulated other comprehensive income	28,668	1,474	(1,474	)g	28,668
Retained earnings	288,933	97,583	(97,583	)g	280,933
			(8,000)	j
Total stockholders’ equity	641,799	148,690	(156,690)		633,799
	$800,489	$164,038	$62,643		$1,027,170

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME OF COHERENT AND EXCEL

For the year ended September 30, 2005

(In thousands, except per share data)

			Pro Forma
	Coherent	Excel	Adjustments		Combined
			(Note 4)
Net sales	$516,252	$132,628	$(188	)A	$648,692
Cost of sales	298,583	69,733	(103	)A	368,213
Gross profit	217,669	62,895	(85)		280,479
Operating expenses:
Research and development	57,545	14,501	—		72,046
In-process research and development	1,577	—	—		1,577
Selling, general and administrative	115,827	31,301	—		147,128
Restructuring, impairment and other charges (recoveries)	(61)	—	—		(61)
Amortization of intangible assets	7,019	—	12,000	B	19,019
Total operating expenses	181,907	45,802	12,000		239,709
Income (loss) from operations	35,762	17,093	(12,085)		40,770
Other income (expense):
Interest and dividend income	5,085	953	(4,985	)C	1,053
Interest expense	(1,839)	—	(4,813	)D	(7,651)
			(999	)E
Foreign exchange gain (loss) and other income (expense), net	2,423	157	48	F	2,628
Total other income (expense), net	5,669	1,110	(10,749)		(3,970)
Income (loss) from operations before income taxes and minority interest	41,431	18,203	(22,834)		36,800
Provision (benefit) for income taxes	1,750	4,831	(9,153	)ABCDE	(2,572)
Income (loss) from operations before minority interest	39,681	13,372	(13,681)		39,372
Minority interest in subsidiaries’ (income) loss, net of taxes	180	—	(48	)F	132
Net income	$39,861	$13,372		$(13,729)	$39,504

Net income per share:
Basic	$1.30	$1.11			$1.28
Diluted	$1.28	$1.09			$1.26

Shares used in computation:
Basic	30,756	12,053			30,756
Diluted	31,241	12,246			31,241

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

COHERENT, INC. AND ITS SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME OF COHERENT AND EXCEL

For the three months ended December 31, 2005

(In thousands, except per share data)

			Pro Forma
	Coherent	Excel	Adjustments		Combined
			(Note 4)
Net sales	$130,994	$36,364	$(33	)A	$167,325
Cost of sales	74,843	19,227	(18	)A	94,052
Gross profit	56,151	17,137	(15)		73,273
Operating expenses:
Research and development	14,618	3,629	—		18,247
In-process research and development	690	—	—		690
Selling, general and administrative	29,411	7,817	—		37,228
Amortization of intangible assets	2,306	—	3,000	B	5,306
Total operating expenses	47,025	11,446	3,000		61,471
Income (loss) from operations	9,126	5,691	(3,015)		11,802
Other income (expense):
Interest and dividend income	1,881	386	(1,432	)C	835
Interest expense	(231)	—	(1,203	)D	(1,684)
			(250	)E
Foreign exchange gain (loss) and other income (expense), net	(96)	(115)	14	F	(197)
Total other income (expense), net	1,554	271	(2,871)		(1,046)
Income (loss) from operations before income taxes and minority interest	10,680	5,962	(5,886)		10,756
Provision (benefit) for income taxes	1,364	1,610	(2,360	)ABCDE	614
Income (loss) from operations before minority interest	9,316	4,352	(3,526)		10,142
Minority interest in subsidiaries’ (income) loss, net of taxes	—	—	(14	)F	(14)
Net income	$9,316	$4,352	$(3,540)		$10,128

Net income per share:
Basic	$0.30	$0.36			$0.33
Diluted	$0.30	$0.36			$0.32

Shares used in computation:
Basic	31,124	12,054			31,124
Diluted	31,475	12,254			31,475

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

COHERENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.             Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2005 and the unaudited pro forma condensed combined statements of income for the year ended September 30, 2005 and the three months ended December 31, 2005 are based on the historical financial statements of Coherent, Inc. (collectively, the Company, we, our, or Coherent) and Excel Technology, Inc. (“Excel”) after giving effect to the issuance of convertible subordinated notes (“Notes”), our pending acquisition of Excel and the assumptions and adjustments described in the notes herein. Our fiscal year ends on the Saturday closest to September 30. For convenience, we use September 30 as our fiscal year-end date. Excel’s fiscal year ends on December 31 and its historical results have been aligned to conform to our September 30 year-end by deducting interim period results from their most recent audited fiscal year-end information and adding the comparable preceding year interim period results.

The unaudited pro forma condensed combined balance sheet at December 31, 2005 has been prepared by combining the historical unaudited consolidated balance sheet data of Coherent and Excel as of December 31, 2005 and is presented as if the issuance of the Notes and the pending acquisition occurred on December 31, 2005.

The unaudited pro forma condensed combined statements of income for the year ended September 30, 2005 and the three months ended December 31, 2005 is presented as if the issuance of the Notes and the pending acquisition occurred on October 1, 2004 and due to the different fiscal period ends, combines the historical audited results of Coherent for the year ended September 30, 2005 and the historical results of Excel for the twelve months ended September 30, 2005 and combines the historical results of Coherent and Excel for the three months ended December 31, 2005, respectively. The unaudited pro forma condensed combined statements of income have been prepared excluding a charge for our preliminary estimate of in-process research and development of $8.0 million.

2.             Convertible Subordinated Notes

We intend to finance a portion of the all-cash purchase price of Excel through the issuance of convertible subordinated notes. The notes will bear interest at the rate of    % per year with interest payable semiannually in arrears on March 1 and September 1 of each year, beginning September 1, 2006 and will mature on March 1, 2011. The notes will be our subordinated unsecured obligations and will rank junior in right of payment to all of our existing and future senior debt, and will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. Holders may convert their notes based on a conversion rate of        shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $     per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if a fundamental change occurs, (3) if specified distributions to holders of our common stock occur or (4) during the period from, and including February 1, 2011 to, but excluding, the maturity date. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in this offering memorandum, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. If a holder elects to convert its notes in connection with a fundamental change, we will pay a make whole premium by increasing the conversion rate applicable to such notes.

3.             Excel Acquisition

On February 20, 2006, we entered into an agreement and plan of merger with Excel. Under the terms and conditions set forth in the merger agreement, Excel will become our wholly-owned subsidiary and each outstanding share of Excel common stock will be converted into the right to receive $30 per share in cash, without interest. The estimated cash deliverable to Excel stockholders resulting from the acquisition is approximately $362 million and we intend to finance the all-cash purchase price through the issuance of Notes (see Note 2) as well as with cash on-hand. Excel stock options with an exercise price per share of $30 or less will be purchased for cash by Excel prior to the acquisition. Other unvested Excel stock options with an exercise price per share of $30 or more will be accelerated prior to the acquisition and to the extent unexercised, will be terminated immediately prior to the acquisition. For purposes of these pro forma statements, we have assumed that no Excel options with an exercise price of $30 or more will be exercised prior to the acquisition. Further, Delaware law provides Excel stockholders with appraisal rights in the merger, whereby they can have the fair value of their shares determined by the Delaware Court of Chancery and receive a cash payment based on that valuation instead of the consideration provided for in the Merger Agreement, which valuation could be more or less than the consideration provided for in the Merger Agreement. We have assumed that none of the Excel stockholders would avail themselves of these rights.

The total preliminary estimated purchase price of $367.4 million, including acquisition related transaction costs is comprised of (in thousands):

Cash	$361,750
Direct merger costs incurred by Coherent	5,650
Total preliminary estimated purchase price	$367,400

The acquisition of Excel will be accounted for under the purchase method of accounting. Under the purchase method, the total purchase price will be allocated to Excel’s net tangible and intangible assets based upon their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. As of the date of this offering memorandum, we have not completed the valuation studies necessary to determine the fair values of the assets we expect to acquire and liabilities we expect to assume and the related allocations of purchase price. We have allocated the total estimated purchase price to the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by independent appraisers. We have engaged these independent appraisers to assist in determining the fair values of tangible and intangible assets acquired, including inventories, property, equipment, purchased IPR&D, developed and core technology, customer relationships and backlog. We will immediately expense any amounts related to IPR&D. The final valuation will be based on the actual net tangible and intangible assets that exist as of the closing date of the acquisition of Excel. Accordingly, the allocation of purchase price may result in a materially different allocation for tangible and intangible assets than that presented in these unaudited condensed combined financial statements. An increase in the amount of purchase price allocable to amortizable assets would impact the amount of annual amortization expense. Based upon the preliminary valuation, the preliminary estimated purchase price was allocated as follows (in thousands):

Net tangible assets	$96,490
Identifiable intangible assets	96,000
Goodwill	205,310
In-process research and development (IPR&D)	8,000
Net deferred tax liability	(38,400)
Total preliminary estimated purchase price	$367,400

The purchase price allocation does not include fair value adjustments to certain other acquired assets and liabilities assumed, including acquired inventory or property and equipment as the information was not readily available. Accordingly, values assigned to inventory and property and equipment will be adjusted in the final purchase price allocation, which will result in changes to estimated future cost of sales and depreciation expense. Preliminary amortizable intangible assets of $96.0 million have also not yet been separately identified into component parts and will be identified separately as existing technology, customer relationships and backlog when the final valuation is completed. The total preliminary weighted average amortization period of all intangible assets is estimated at 96 months. All intangible assets will be amortized on a straight-line basis over their useful lives, which best represents the distribution of the economic value of the intangible assets.

Preliminary goodwill of $205.3 million represents the excess of the estimated purchase price over the estimated fair market value of the net tangible and identifiable intangible assets acquired. Goodwill will not be amortized and will be tested for impairment at least annually in accordance with our policy.

The preliminary acquired in-process research and development of $8.0 million will be charged to the consolidated statement of income on the acquisition date because technological feasibility has not been established and no future alternative uses exist.

We will record a preliminary deferred tax liability of $38.4 million for the difference between the assigned values and the tax bases of identifiable intangible assets acquired in the acquisition.

4.             Pro Forma Adjustments

The following are pro forma adjustments related to the issuance of Notes reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2005 (see Note 2):

(a)          To record estimated cash proceeds from issuance of Coherent’s $175 million private placement of convertible subordinated notes pursuant to this offering memorandum.

(b)         To record Coherent’s estimated debt financing costs.

The following are adjustments related to the pending acquisition of Excel reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2005 (See Note 3):

(c)          To adjust cash and cash equivalents and short-term investments for cash consideration paid by Coherent as part of the acquisition.

(d)         To adjust cash and cash equivalents and short-term investments for contractual obligations resulting from the acquisition to be paid by Excel.

(e)          To adjust cash and cash equivalents for the purchase by Excel of outstanding in-the-money options immediately prior to the acquisition and to record the related income tax effect at an assumed combined U.S. and state statutory rate of 40%.

(f)            To record goodwill related to the acquisition.

(g)         To eliminate the historical common stock, additional paid-in capital, accumulated other comprehensive income, retained earnings, goodwill, and deferred taxes related to goodwill of Excel.

(h)         To record deferred tax liabilities associated with the intangible assets acquired.

(i)             To record identifiable intangible assets related to the acquisition.

(j)             To record the write-off in-process research and development.

(k)          To record estimated direct acquisition costs incurred by Coherent.

(l)             To record estimated accrued liabilities assumed by or paid by Coherent as a result of the acquisition.

(m)       To accrue investment banking and legal fees incurred by Excel related to the acquisition.

The following are adjustments reflected in the unaudited pro forma condensed combined statements of income for the year ended September 30, 2005 and the three months ended December 31, 2005. The income tax effect of these pro forma adjustments has been calculated using a combined U.S. and state statutory rate of 40%.

(A)      To eliminate intercompany sales and cost of sales between Excel and Coherent and related income tax effect.

(B)        To reflect the amortization of intangible assets on a straight-line basis resulting from the acquisition and related income tax effect.

(C)        To reduce Coherent’s interest income for cash used in the acquisition and record the related income tax effect.

(D)       To record interest expense on Coherent’s subordinated notes and related income tax effect. Interest expense was calculated based on an assumed preliminary interest rate of 2.75%. A hypothetical 1/8% change in rate would impact annual interest expense by $219,000.

(E)         To record the amortization of deferred debt financing costs and related income tax effect, assuming a five year maturity of the Notes.

(F)         To reclassify Excel’s historical income statement to conform to Coherent’s presentation.